Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Lynda L. Glass
EVP/Secretary &
Chief Governance Officer
717.339.5085
lglass@acnb.com

ACNB CORPORATION REPORTS

THIRD QUARTER EARNINGS

GETTYSBURG, PA, October 27, 2016 -— ACNB Corporation reported year-to-date net income of $8,297,000 for the nine months ended September 30, 2016, compared to $8,165,000 for the same nine-month period in 2015, an increase of $132,000 or 2%.  Net income on a per share basis was $1.37 for the first nine months of 2016, up from $1.36 for the same period in 2015.

The Corporation reported net income of $2,768,000 for the three months ended September 30, 2016, compared to $2,812,000 for the same quarter in 2015, a decrease of $44,000 or 2%.  Net income on a per share basis was $0.46 for the third quarter of 2016, compared to $0.47 for the same period in 2015.

Quarterly cash dividends paid to ACNB Corporation stockholders for the first nine months of 2016 totaled $3,627,000, or $0.60 per share.  For the same period in 2015, $0.60 per share was also paid in quarterly cash dividends.

Total assets of ACNB Corporation at September 30, 2016, were $1.21 billion, an increase of 7% from September 30, 2015.  Total deposits increased by 8% over the previous year to $966 million.  Total loans rose by 6% to $872 million, as compared to September 30, 2015.  A 5% increase in stockholders’ equity resulted in an aggregate of $121 million at September 30, 2016, compared to $115 million at September 30, 2015.

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ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, ACNB Bank serves its marketplace via a network of 22 retail banking offices located in the four southcentral Pennsylvania counties of Adams, Cumberland, Franklin and York.  In addition, the Bank operates a loan office in York, PA.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in 42 states, including Pennsylvania and Maryland, through offices in Westminster, Carroll County, and Germantown, Montgomery County, MD.  For more information regarding ACNB Corporation and its subsidiaries, please visit www.acnb.com.

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SAFE HARBOR AND FORWARD-LOOKING STATEMENTS - Should there be a material subsequent event prior to the filing of the Quarterly Report on Form 10-Q with the Securities and Exchange Commission, the financial information reported in this press release is subject to change to reflect the subsequent event.  In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the effects of governmental and fiscal policies, as well as legislative and regulatory changes; the effects of new laws and regulations, specifically the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; impacts of the new capital and liquidity requirements of the Basel III standards; the effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; ineffectiveness of the business strategy due to changes in current or future market conditions; future actions or inactions of the United States government, including the effects of short- and long-term federal budget and tax negotiations and a failure to increase the government debt limit or a prolonged shutdown of the federal government; the effects of economic deterioration and the prolonged economic malaise on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest rate protection agreements, as well as interest rate risks; difficulties in acquisitions and integrating and operating acquired business operations, including information technology difficulties; challenges in establishing and maintaining operations in new markets; the effects of technology changes; volatilities in the securities markets; slow economic conditions; the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities; acts of war or terrorism; disruption of credit and equity markets; the ability to manage current levels of impaired assets; the loss of certain key officers; the ability to maintain the value and image of ACNB’s brand and protect ACNB’s intellectual property rights; continued relationships with major customers; and, potential impacts to ACNB from continually evolving cybersecurity and other technological risks and attacks, including additional costs, reputational damage, regulatory penalties, and financial losses. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.